Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our audit report dated September 19, 2023 on the audited financial statements of National Holdings Investment Ltd. as of December 31, 2022 (for the period from June 16, date of inception, to December 31, 2022), and to all references to our firm included in this Registration Statement, which report appears in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

Shandong Haoxin Certified Public Accountants Co., Ltd.

Certified Public Accountants

Weifang, People’s Republic of China

September 19, 2023